Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz
Vice President, Investor Relations and
Corporate Communications
Lipid Sciences, Inc.
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:
June 3, 2004

LIPID SCIENCES, INC. ANNOUNCES SALE OF REAL ESTATE ASSETS
TOTALING $5.4 MILLION

Real Estate Asset Liquidation Program Successfully Concluded

PLEASANTON, Calif., June 3, 2004 – Lipid Sciences, Inc. (Nasdaq:LIPD) today announced the sale of real estate notes receivable totaling $5.4 million. This sale represents another successful transaction in the Company’s two-year long asset liquidation program designed to provide working capital to fund the advancement of Lipid Sciences’ proprietary delipidation process and delivery system. At the time of the merger between Lipid Sciences and NZ Corporation (NZ) in late 2001, the fair market value of NZ’s real estate portfolio was estimated to be $61.4 million. To date, sales of the real estate assets have generated $66.9 million in working capital.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “The underlying scientific and financial fundamentals of Lipid Sciences have never been stronger. By combining the prudent management of cash and working capital, the Company now has at its disposal sufficient capital to fund our operations at least through the early part of 2006.” He continued, “The recent announcement of our scientific breakthrough of selective delipidation and the significant advancement in the development of our proprietary, cost-effective delivery system are two major development milestones we have successfully completed. We are now positioned from both a scientific and financial standpoint to aggressively continue with the development of our HDL Therapy and Viral Immunotherapy platforms in parallel. Careful preparation for our anticipated meeting with the FDA later this year to establish a path toward the initiation of a human clinical trial for our HDL Therapy is well underway. I look forward to continuing to provide updates on new development milestones which will support our efforts to increase stockholder value.”

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications in which lipids, or fat components, play a key role. The Company’s technologies are based on a unique patented process, known as delipidation, which removes lipids from targeted proteins. The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation which can result in a fatal myocardial infarction (heart attack). Regression of such plaques may have a major impact on reducing the risk of acute coronary events. The Company’s Viral Immunotherapy Platform is focused on the removal of lipid coatings from viruses and other lipid-containing infectious agents by application of its delipidation technology. The Company believes that removing the infectious agent’s protective lipid coating exposes otherwise hidden viral proteins, thereby stimulating the body’s immune system to elicit an enhanced response to the infectious agent. Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile and SARS.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; an economic downturn in the real estate market; and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences.com.